Exhibit n.2

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Selected Consolidated Financial and Other Data”, “Senior Securities”, and “Experts” and to the use of our reports dated (a) March 1, 2005, with respect to the consolidated financial statements, including the consolidated schedule of investments, of MCG Capital Corporation and (b) dated March 4, 2005, with respect to the senior securities table of MCG Capital Corporation included in the Registration Statement (Form N-2 No. 333-113236) of MCG Capital Corporation for the registration of 30,000,000 shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

March 4, 2005